SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                 Mitchell Hutchins Securities Trust

Address of Principal Business Office:

                      51 West 52nd Street, New York, New York 10019-6114

Telephone Number:     (212) 713-2000

Name and address of Agent for service of process:

                      Dianne E. O'Donnell
                      1285 Avenue of the Americas
                      New York, New York  10019

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

        YES  /  /     NO  /X/
             ---          ---
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Item 1.   Mitchell Hutchins Securities Trust

Item 2. Registrant was organized under the laws of the State of Delaware on December 23, 1999.

Item 3.   Registrant is a business trust.

Item 4.   Registrant is a management company.

Item 5.   (a) Registrant is a open-end company.

          (b) Registrant is a diversified company.

Item 6.   Mitchell Hutchins Asset Management Inc.
          51 West 52nd Street
          New York, New York  10019-6114

          DSI International Management, Inc.
          301 Merritt 7
          Norwalk, Connecticut 06851

Item 7.   Victoria Ellen Schonfeld
          1285 Avenue of the Americas
          New York, New York  10019

          Dianne Elizabeth O'Donnell
          1285 Avenue of the Americas
          New York, New York  10019

          Paul Herman Schubert
          1285 Avenue of the Americas
          New York, New York  10019

          Cristina Paradiso
          1285 Avenue of the Americas
          New York, New York  10019

Item 8.   Not applicable.

Item 9.   (a) No.

          (b) Not applicable.

          (c) Yes.

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

          (d) No.

          (e) Not applicable.

Item 10.  Zero.

Item 11.  No.

Item 12.  Not applicable.

        Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 23rd day of December, 1999.


                                 Mitchell Hutchins Securities Trust


                                 By: /s/ Victoria E. Schonfeld
                                     -------------------------
                                     Victoria E. Schonfeld
                                     President



Attest: /s/ Dianne E. O'Donnell
        -----------------------
         Dianne E. O'Donnell
         Secretary







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